Table of Contents

Exhibit 2.5

FIRST AMENDMENT TO TAM S.A. SHAREHOLDERS’ AGREEMENT

By this private instrument and under the law, the parties below,

I.     AMARO & AVIATION PARTICIPAÇÕES S.A., a company having principal offices in the City of São Paulo, State of São Paulo, at Rua Julio Diniz, 56 – 9º andar (parte), enrolled with CNPJ/MF under no. 08.720.707/0001-84, herein represented in accordance with its by-laws by its Officer, Mr. Marcos Adolfo Tadeu Senamo Amaro, Brazilian citizen, single, businessman, bearer of Identity Card RG no. 34.476.447-3, issued by SSP/SP and enrolled with CPF/MF under no. 319.018.448-89, resident and domiciled in the City of São Paulo, State of São Paulo at Rua Dr. Seráfico Assis de Carvalho, 103, apto. 43, Jardim Guedala, CEP 05614-040 (“A&A”);

and:

II.   TAM EMPREENDIMENTOS E PARTICIPAÇÕES S.A., a company having principal offices in the City of São Paulo, State of São Paulo, at Rua Monsenhor Antonio Pepe, n. 397, enrolled with CNPJ/MF under no.168.654/0001-17, herein represented in accordance with its by-laws by its Officers, Mr. Maurício Rolim Amaro, Brazilian citizen, divorced, businessman, bearer of Identity Card RG 12.238.201-8 SSP/SP and enrolled with CPF/MF under no. 269.303.758-10, and Ms. Maria Cláudia Oliveira Amaro, Brazilian citizen, judicially separated, businesswoman, bearer of Identity Card RG no. 12.238.200-6 SSP/SP and enrolled with CPF/MF under no. 113.879.198-90, both having business address at Rua Monsenhor Antonio Pepe, n. 397, City of São Paulo, State of São Paulo (“TEP”), and

III.  AGROPECUÁRIA DA NOVA FRONTEIRA LTDA., a company having principal offices in the city of Ponta Porã, State of Mato Grosso do Sul, at Fazenda Jaguarundy, s/n., margem esquerda da Rodovia BR-463, km 109, enrolled with  CNPJ/MF under no.15.543.176/0001-67, herein represented in accordance with its social contract by its managers, Mr. Maurício Rolim Amaro and Ms. Maria Cláudia Oliveira Amaro, described above (“NF”)

A&A, NF and TEP hereinafter referred to individually as “Shareholder” and collectively as “Shareholders”;

And in the condition of intervening party and  consenting party:

IV.  TAM S.A., a company having principal offices in the City of  São Paulo, State of São Paulo, at Av. Jurandir, n. 856, Lote 04 , enrolled with CNPJ/MF under no. 01.832.635/0001-18, herein represented in accordance with its by-laws by its Officers Mr. David Barioni Neto, also known as David Barion Neto, Brazilian citizen, married, aeronaut, enrolled with CPF/MF under no. 012.237.358-85 and bearer of Identity Card RG no. 3.818.902-1 SSP/SP, and Mr. Líbano Miranda Barroso, Brazilian citizen, married, economist, bearer of Identity Card RG no. M-2.063.971-SSP/SP, enrolled with CPF under no. 421.016.386-49, both having business address in the City of São Paulo, State of São Paulo, at Av. Jurandir, n. 856, Lote 4, Jardim Ceci  (the “Company”);

Exh. 2.5-1

WHEREAS:

A.    On August 27, 2008, the shareholders executed the instrument called TAM S.A. Shareholders’ Agreement (the “Agreement”), that established, among other covenants, certain restrictions to the circulation of shares issued by TAM S.A. owned by them; and

B.     The Shareholders with to establish, as an exception to certain restrictions set forth in the Agreement, a limit below which the Shareholders may place liens and encumbrances on a specified number of shares that are restricted by the Agreement;

The Shareholders RESOLVED to execute this First Amendment to TAM S.A. Shareholders’ Agreement and mutually undertake to:

1. A&A and TEP shareholders are free, at any time during the Agreement term, to provide as pledge, collateral, payment, rental, loan, beneficial ownership or chattel mortgage, the Restricted shares referred to in the Fifth Clause of the Agreement, up to the limits identified below, in deals with financial institutions, credit institutions, and investment institutions, always ensuring TEP’s and A&A’s political rights attached to the Restricted Shares (“Exceptional Shares”):

A&A – two million, one hundred and eighteen thousand and sixty (2,118,060) Restricted Shares;

 TEP – seventeen million, nine thousand and twenty-one, six hundred and ninety-six (17,921,696) Restricted Shares.

2.  Considering the above mention exception, those Exceptional Shares involved in  the actions referred to in item 1 above and potential disposal actions arising from payments in kind or the foreclosure of the Exceptional Shares, are not subject to the Agreement provisions, in particular its clauses 6 and 7.

2.1. In the light of the provision in item 2 above, Exceptional Shares in A&A which may be subject to any lien, encumbrance or which have been disposed of at the date of the Offer mentioned in clause 7.1 of the Agreement shall not be entitled to the Tag-Along Right and shall not be included in the total interest of A&A in Restricted Shares referred to in clause 7.1.1, for the purposes of determining the number of shares entitled to the Tag-Along Right, even when such Exceptional Shares, after the receipt of the Offer, may be released from liens or encumbrances previously placed on them.

2.2. The Agreement is not binding on successors and assignees of Exceptional Shares which may be disposed of as a result of payment in kind or foreclosure of collateral referred to in item 2 above.

3. The restrictions and duties provided for in the Agreement shall remain in effect for instances or sale, exchange, donation, verification of the company share capital, or any other legal deals that give rise to the disposal of Exceptional Shares, other than those explicitly mentioned in the prior items.

Exh. 2.5-2

4. All other provisions of the Shareholders’ Agreement, provided that they do not conflict with the provisions of this First Amendment, shall remain unaltered and in full effect.

In witness whereof, the Shareholders and the Company have executed this instrument in four counterparts of equal wording and format, together with two witnesses.

São Paulo, June 17,  2009.

AMARO & AVIATION PARTICIPAÇÕES S.A.

____________________________________
Marcos Adolfo Tadeu Senamo Amaro

TAM EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

___________________________________ Maurício Rolim Amaro	___________________________________ Maria Cláudia Oliveira Amaro

AGROPECUÁRIA DA NOVA FRONTEIRA LTDA.

___________________________________ Maurício Rolim Amaro	___________________________________ Maria Cláudia Oliveira Amaro

TAM S.A.

___________________________________ David Barioni Neto	___________________________________ Líbano Miranda Barroso

Exh. 2.5-3

Witnesses:

1. _________________________________ Name: RG: CPF/MF:	2. _________________________________ Name: RG: CPF/MF:

(Sequence of the signature page of the First Amendment to TAM S.A. Shareholders’ Agreement, entered into on June 17, 2009, among  Amaro & Aviation Participações S.A., TAM Empreendimentos e Participações S.A., and Agropecuária da Nova Fronteira Ltda., with TAM S.A. as intervening party)

Exh. 2.5-4